Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Daniel C. O’Keefe
Vice President & Chief Accounting Officer
T: (407) 737-5713
E: daniel.o’keefe@ocwen.com

OCWEN FINANCIAL CORPORATION ANNOUNCES
FOURTH QUARTER AND 2007 FINANCIAL RESULTS

West Palm Beach, FL – (February 12, 2008) Ocwen Financial Corporation (“Ocwen” or the “Company”) (NYSE:OCN) today reported a pre-tax loss from continuing operations of $13.1 million for the fourth quarter of 2007 as compared to pre-tax income from continuing operations of $15.7 million for the fourth quarter of 2006.For the year ended December 31, 2007, pre-tax income from continuing operations was $58.4 million, compared to $82.2 million a year ago. Net loss for the fourth quarter of 2007 was $6.9 million or $.11 per share, compared to net income of $13.9 million or $.20 per share for the fourth quarter of 2006. Net income for the year ended December 31, 2007 was $38.6 million, or $.58 per share. For the year ended December 31, 2006, net income, which included a tax benefit of $126.4 million primarily related to the reversal of $145.2 million of deferred tax asset valuation allowances, was $206.5 million or $2.91 per share.

Loss from discontinued operations of $2.2 million for the fourth quarter and $3.2 million for the year ended December 31, 2007 includes the results of Bankhaus Oswald Kruber GmbH & Co. (“BOK”), the Company’s German banking subsidiary. Management is actively pursuing the sale of BOK.

Chairman and CEO William Erbey stated, “During the fourth quarter of 2007, we recorded $23.6 million of unrealized losses to write down residuals to estimated market values. As a result of these unrealized losses, residuals with fair value of $32.1 million at September 30, 2007 are reflected on our December 31, 2007 balance sheet at $7.4 million. These write downs were largely based on projected loss assumptions recently published by Standard & Poor’s (“S&P”). S&P is projecting cumulative losses on RMBS transactions for which Ocwen is the residual holder ranging from 13.9% to 21.3%. Our cumulative loss experience on these same RMBS pools, the majority of which were 2006 securitizations, has ranged from 0.5% to 0.7%. Discount rates ranging from 21.0% to 31.6% were utilized to value these residuals. During the fourth quarter, these residuals generated $2.5 million of cash flow.

Outside of these write downs, our fourth quarter results were characterized by strong operating income and increased interest expense related to funding requirements for servicing advances.

Our Residential Servicing segment reflects the impact of rising delinquencies and declining prepayments. Rising delinquencies affect revenue because we recognize servicing fees when payments are collected. Declining prepayment speeds result in lower custodial account balances and related float income. As a result, revenue was down compared to the fourth quarter of 2006. Operating income, however, was flat because the decrease in revenue was offset by reduced amortization of servicing rights due to lower prepayment speeds. Increased interest expense of $11.4 million associated with higher levels of servicing advances contributed to the decrease in pre-tax income for the segment. Fourth quarter 2007 revenue excludes $8.3 million of uncollected servicing fees related to delinquent borrower payments. Given that servicing fees are satisfied before any interest or principal is paid by the securitization trust on the bonds, we anticipate that we will ultimately collect these fees.

Our Ocwen Recovery Group segment demonstrated a modest improvement over the third quarter of 2007. This improvement is primarily attributable to progress toward the integration of NCI as we have begun to realize synergies from the merger that took place in June of 2007. Demand is up sharply in the unsecured collections business. By the end of the fourth quarter of 2007, we were staffed appropriately to support existing business, and we continue to increase our staffing levels to take advantage of increased demand.

Ocwen Financial Corporation
Fourth Quarter and 2007 Results
February 12, 2008

We continue to grow the fee based businesses included in our Residential Origination Services segment. These businesses generated pre-tax income of $5.7 million and $18.6 million for the quarter and year ended December 31, 2007 compared to $4.4 million and $15.7 million for the comparable periods in 2006. Overall segment results, however, were negatively impacted by write downs of residuals in the fourth quarter of 2007.

As previously disclosed, I have, together with members of Ocwen management and funds managed by Oaktree Capital Management, L.P. and Angelo, Gordon & Co., L.P., proposed to acquire by merger, for a purchase price of $7.00 per share in cash, all of the outstanding shares of Common Stock of Ocwen. The Board of Directors of the Company has formed a Special Committee of independent directors to consider the proposal.”

If Ocwen agrees to enter into a transaction with entities affiliated with Mr. Erbey, Oaktree Capital Management, L.P. and Angelo, Gordon & Co, L.P., you are urged to read Ocwen's proxy statement and other transaction related documents filed with the Securities and Exchange Commission (“SEC”) when they become available.  You may obtain a free copy of the proxy statement (when and if available) and other documents filed by Ocwen at the SEC's web site at www.sec.gov.

Segment Results (In thousands)

	Three months		Twelve months

For the periods ended December 31,	2007	2006	2007	2006

Residential Servicing
Revenue	$84,418	$93,309	$355,056	$343,614
Operating expenses	53,341	62,024	229,261	232,492

Income from operations	31,077	31,285	125,795	111,122
Other expense, net	(20,781)	(10,694)	(59,838)	(30,662)

Income from continuing operations before taxes	10,296	20,591	65,957	80,460

Ocwen Recovery Group
Revenue	16,290	1,869	41,292	7,666
Operating expenses	18,729	1,845	47,373	8,569

Income (loss) from operations	(2,439)	24	(6,081)	(903)
Other income (expense), net	(403)	27	(1,269)	340

Income (loss) from continuing operations before taxes	(2,842)	51	(7,350)	(563)

Residential Origination Services
Revenue	18,940	16,437	72,552	70,944
Operating expenses	17,747	20,333	71,029	84,665

Income (loss) from operations	1,193	(3,896)	1,523	(13,721)
Other income (expense), net	(25,227)	476	3,303	19,623

Income (loss) from continuing operations before taxes	(24,034)	(3,420)	4,826	5,902

Corporate Items and Other
Revenue	3,754	2,339	11,761	9,354
Operating expenses	944	5,589	12,407	18,809

Income (loss) from operations	2,810	(3,250)	(646)	(9,455)
Other income (expense), net	669	1,706	(4,408)	5,883

Income (loss) from continuing operations before taxes	3,479	(1,544)	(5,054)	(3,572)

Consolidated income (loss) from continuing operations before income taxes	$(13,101)	$15,678	$58,379	$82,227

Ocwen Financial Corporation
Fourth Quarter and 2007 Results
February 12, 2008

Residential Servicing Statistics (Dollars in thousands)

	At or for the three months ended

	December 31, 2007	September 30, 2007	June 30, 2007	March 30, 2007	December 31, 2006

Total unpaid principal balance of loans and REO serviced (1)	$52,747,836	$55,662,286	$53,122,085	$55,179,160	$52,159,750
Non-performing loans and REO serviced as a percent of total (2)	19.6%	14.6%	11.1%	8.6%	8.1%
Prepayment speed (average CPR)	21%	22%	23%	26%	31%

(1)	Excluding REO serviced pursuant to our contract with the U.S. Department of Veterans Affairs.

(2)	Loans for which borrowers are making scheduled payments under forbearance or bankruptcy plans are considered performing loans.

Ocwen Financial Corporation is a leading business process outsourcing provider to the financial services industry, specializing in loan servicing, mortgage fulfillment and receivables management services. Ocwen is headquartered in West Palm Beach, Florida with offices in Arizona, California, Florida, Georgia, Illinois and New York and global operations in Canada, Germany and India. Utilizing our global infrastructure, state of the art technology, world-class training and six sigma processes, we provide solutions that make our clients’ loans worth more. Additional information is available at www.ocwen.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the securitization market and our plans to securitize loans and expectations as to the impact of rising interest rates and cost-effective resources in India. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, federal income tax rates, real estate market conditions and trends and the outcome of ongoing litigation as well as other risks detailed in OCN’s reports and filings with the Securities and Exchange Commission, including its periodic report on Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007 and our Forms 8-K filed during 2007. The forward-looking statements speak only as of the date they are made and should not be relied upon. OCN undertakes no obligation to update or revise the forward-looking statements.

Ocwen Financial Corporation
Fourth Quarter and 2007 Results
February 12, 2008

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)

	Three months		Twelve months

For the periods ended December 31,	2007	2006	2007	2006

Revenue
Servicing and subservicing fees	$95,563	$92,196	$379,277	$340,584
Process management fees	24,059	18,931	87,767	78,625
Other revenues	3,780	2,827	13,617	12,369

Total revenue	123,402	113,954	480,661	431,578

Operating expenses
Compensation and benefits	32,396	21,610	106,866	89,295
Amortization of servicing rights	18,140	29,710	99,950	110,745
Servicing and origination	17,272	14,589	62,938	53,795
Technology and communications	6,356	5,738	22,514	24,723
Professional services	4,254	8,798	22,972	30,897
Occupancy and equipment	6,457	4,832	24,466	19,267
Other operating expenses	5,886	4,514	20,364	15,813

Total operating expenses	90,761	89,791	360,070	344,535

Income from operations	32,641	24,163	120,591	87,043

Other income (expense)
Interest income	5,359	11,270	29,651	47,609
Interest expense	(24,925)	(14,675)	(72,670)	(53,371)
Gain (loss) on trading securities	(24,335)	(1,477)	(6,663)	2,012
Loss on loans held for resale, net	(3,300)	(4,377)	(8,467)	(5,684)
Equity in earnings of unconsolidated entities	1,304	263	4,663	637
Other, net	155	511	(8,726)	3,981

Other income (expense), net	(45,742)	(8,485)	(62,212)	(4,816)

Income (loss) from continuing operations before income taxes	(13,101)	15,678	58,379	82,227
Income tax expense (benefit)	(8,405)	987	16,610	(126,377)

Income (loss) from continuing operations	(4,696)	14,691	41,769	208,604
Loss from discontinued operations, net of taxes	(2,229)	(770)	(3,172)	(2,094)

Net income (loss)	$(6,925)	$13,921	$38,597	$206,510

Basic earnings per share
Income (loss) from continuing operations	$(0.08)	$0.23	$0.67	$3.32
Loss from discontinued operations	(0.03)	(0.01)	(0.05)	(0.04)

Net income (loss)	$(0.11)	$0.22	$0.62	$3.28

Diluted earnings per share
Income (loss) from continuing operations	$(0.08)	$0.21	$0.62	$2.94
Loss from discontinued operations	(0.03)	(0.01)	(0.04)	(0.03)

Net income (loss)	$(0.11)	$0.20	$0.58	$2.91

Weighted average common shares outstanding
Basic	62,527,360	62,919,083	62,712,076	62,871,613
Diluted	62,527,360	72,060,879	71,458,544	71,864,311

Ocwen Financial Corporation
Fourth Quarter and 2007 Results
February 12, 2008

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	December 31, 2007	December 31, 2006

Assets
Cash	$114,243	$236,581
Trading securities, at fair value
Investment grade	34,876	74,986
Subordinates and residuals	7,362	65,242
Investment in certificates of deposits	—	72,733
Loans held for resale, at lower of cost or market	75,240	99,064
Advances	292,887	324,137
Match funded advances	1,126,097	572,708
Mortgage servicing rights	197,295	183,743
Receivables	79,394	67,311
Deferred tax assets, net	178,178	176,135
Goodwill and intangibles	58,301	7,053
Premises and equipment, net	35,572	35,469
Investment in unconsolidated entities	76,465	46,151
Other assets	118,786	48,430

Total assets	$2,394,696	$2,009,743

Liabilities and Stockholders’ Equity
Liabilities
Match funded liabilities	$1,001,403	$510,236
Lines of credit and other secured borrowings	339,976	324,520
Servicer liabilities	204,484	383,549
Debt securities	150,279	150,329
Other liabilities	110,429	81,340

Total liabilities	1,806,571	1,449,974

Minority interest in subsidiaries	1,979	1,790

Stockholders’ Equity
Common stock, $.01 par value; 200,000,000 shares authorized; 62,527,360 and 63,184,867 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	625	632
Additional paid-in capital	177,407	186,660
Retained earnings	406,822	369,708
Accumulated other comprehensive income, net of taxes	1,292	979

Total stockholders’ equity	586,146	557,979

Total liabilities and stockholders’ equity	$2,394,696	$2,009,743